UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 18, 2024

SLM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-13251		52-2013874
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

300 Continental Drive	Newark,	Delaware	19713
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code: (302) 451-0200
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $.20 per share	SLM	The NASDAQ Global Select Market
Floating Rate Non-Cumulative Preferred Stock, Series B, par value $.20 per share	SLMBP	The NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On June 18, 2024, the Board of Directors (the “Board”) of SLM Corporation (the “Company”) approved and adopted, at the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), the SLM Corporation Amended and Restated Change in Control Severance Plan for Senior Officers (the “Plan”), effective as of June 18, 2024. Capitalized terms used but not defined herein have the definitions ascribed to such terms in the Plan.

Under the Plan, any employee of the Company and its subsidiaries with a position at the level of Senior Vice President or above (including our named executive officers) (the “Eligible Officers”) is eligible to receive severance payments and benefits in connection with the following termination events occurring within the six months preceding or the 24 months following a Change in Control of the Company: (i) a Termination of Employment Without Cause; and (ii) a Termination of Employment For Good Reason. Subject to an Eligible Officer’s execution and nonrevocation of a customary release of claims and agreeing to certain restrictive covenants, an Eligible Officer who experiences such termination will receive the following severance payments and benefits:

(a) an amount, in a lump sum payment, equal to (i) the applicable multiplier set forth in the Plan, which is determined based on the Eligible Officer’s level (2.5 for Chief Executive Officer, 2.0 for any Eligible Officer with a title higher than Senior Vice President (other than the Chief Executive Officer), and 1.5 for Senior Vice President), multiplied by (ii) the sum of (x) the Eligible Officer’s Base Salary and (y) the Eligible Officer’s Target Bonus Opportunity. For purposes of the Company’s current named executive officers, the multiplier is 2.5 for Mr. Witter, and 2.0 for each of Mr. Graham, Mr. Jafarieh, Ms. Palmer, and Ms. Vieira;
(b) outplacement services; and
(c) if the Eligible Officer properly elects COBRA, the employer portion of the total cost of the Eligible Officer’s health insurance premiums for a specified period.

Any outstanding and unvested equity awards held by an Eligible Officer upon a Change in Control will generally continue under the terms and conditions applicable to such grants; provided, however, that in certain circumstances, if the Surviving Corporation does not adopt and assume an Eligible Officer’s equity awards, all equity awards held by such Eligible Officer will vest and (if applicable) become exercisable, with any performance conditions measured at the greater of (1) 100% target level set forth in the vesting schedule therein, or (2) the actual level of performance as set forth in the applicable award agreement, as determined by the Compensation Committee as of the most recent practicable date prior to such Change in Control.

The description of the Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2024.

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.
On June 18, 2024, the Company held the Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the following proposals were submitted to a vote of the Company’s stockholders, with the voting results indicated below:

Proposal 1 – Election of Directors. The Company’s stockholders elected the following 12 directors to hold office until the 2025 Annual Meeting of Stockholders and until their successors have been duly elected or appointed.

	For	Against	Abstain	Broker Non-Votes

Janaki Akella	201,586,123	28,746	72,917	6,486,082
R. Scott Blackley	200,678,390	930,422	78,974	6,486,082
Mary Carter Warren Franke	196,671,125	4,954,350	62,311	6,486,082
Mark L. Lavelle	199,574,376	2,050,885	62,525	6,486,082
Christopher T. Leech	201,418,414	206,969	62,403	6,486,082
Ted Manvitz	200,730,964	894,287	62,535	6,486,082
Jim Matheson	198,176,603	3,448,660	62,523	6,486,082

Samuel T. Ramsey	200,719,498	903,188	65,100	6,486,082
Vivian C. Schneck-Last	198,000,029	3,613,386	74,371	6,486,082
Robert S. Strong	200,733,365	881,395	73,026	6,486,082
Jonathan W. Witter	200,204,020	1,410,751	73,015	6,486,082
Kirsten O. Wolberg	194,427,779	7,186,991	73,016	6,486,082

Proposal 2 – Advisory Vote on Executive Compensation. The Company’s stockholders approved, by an advisory vote, the compensation of its named executive officers.

For	Against	Abstain	Broker Non-Votes
194,827,660	6,747,172	112,954	6,486,082

Proposal 3 – Ratification of the Appointment of KPMG LLP. The Company’s stockholders ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

For	Against	Abstain	Broker Non-Votes
205,902,204	2,174,406	97,258	—

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION
Date: June 21, 2024	By:	/s/ Nicolas Jafarieh
Nicolas Jafarieh
Executive Vice President and Chief Legal, Government Affairs, and Communications Officer